EXHIBIT 5

WOLFBLOCK LLP

1650 Arch Street, 22nd Floor

Philadelphia, PA 19103-2097

November 24, 2008

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, PA 19428

Gentlemen:

We have acted as counsel to Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), in connection with the registration by the Company of up to 250,000 shares of the Company’s Common Stock, $1 par value (the “Plan Shares”), that may be offered and sold under the Company’s Dividend Reinvestment and Stock Purchase Plan described in a registration statement on Form S-3 to be filed with the Securities and Exchange Commission today (the “Registration Statement”). The Plan Shares are to be offered and sold pursuant to the Registration Statement.

We, as counsel to the Company, have examined such corporate records, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. Based upon the foregoing, we advise you that, in our opinion such of the 250,000 Plan Shares as are sold, issued and paid for as contemplated by the Registration Statement, when so sold, issued and paid for, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ WolfBlock LLP

WolfBlock LLP